                                                                    EX-(a)(1)(A)

                      OFFER TO EXCHANGE OPTIONS UNDER THE
                                FUTURELINK CORP.
                 SECOND AMENDED AND RESTATED STOCK OPTION PLAN

                  THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
          AT 5:00 P.M., LOS ANGELES TIME, ON TUESDAY, MARCH 13, 2001,
                   UNLESS FUTURELINK CORP. EXTENDS THE OFFER.

     FutureLink Corp. ("FutureLink") is offering to exchange outstanding employee stock options to purchase shares of our common stock granted on or before January 31, 2001 under our Second Amended and Restated Stock Option Plan (the "Option Plan") for new options we will grant under the Option Plan. Options granted after January 31, 2001 may not be tendered in the Offer and are not affected by the Offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange (the "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). The number of shares of common stock subject to new options to be granted to each option holder who validly tenders options will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange minus the number of shares subject to the options that would have expired in accordance with their original terms during the period between their tender and the date the new options are issued. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel and terminate the options accepted for exchange.

     The exercise price of the new options will equal the fair market value of our common stock on the day that is the last trading day immediately prior to the date of grant established in accordance with the terms of the Option Plan. The new options will have the same vesting schedules as the old options. This means that the number of new options to be fully vested and immediately exercisable on the date of grant will equal (a) the number of the options tendered for exchange and accepted which were already vested and would not have expired before the date the new options are issued, plus (b) the number of options which would have vested, and would not have expired in accordance with their original terms during the period between their tender and the date the new options are issued. No new options will be issued to replace the old options which would have expired in accordance with their original terms before the grant of the new options.

     If you wish to tender your options in the Offer, you must tender all of the options granted to you on or before January 31, 2001 under the Option Plan. This Offer is not conditioned upon a minimum threshold number of options being tendered by all eligible option holders, but is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you choose not to tender your options, then your options will remain outstanding and they will retain their current exercise price and current vesting schedule. In addition, if you do not tender your options, you will be entitled to receive a grant of additional options for the number of shares indicated on the cover memorandum sent to you with this Offer to Exchange. If the Offer is terminated before its Expiration Date (as defined in the Offer), the additional options will not be granted. Of course, if you tender all of your options in the Offer and the options are accepted for exchange, then you will not be entitled to receive a grant of such additional options. The proposed terms of these additional options are described in more detail in this Offer to the Exchange.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER FUTURELINK NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "FTRL." On February 9, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $.9375 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT FUTURELINK MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about this Offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to Denise McLaughlin, at FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630 (telephone: (949) 672-3000).

IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630 (facsimile: (949) 672-3731),
Attention: Human Resources Department.

     We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

            THE DATE OF THIS OFFER TO EXCHANGE IS FEBRUARY 12, 2001.

  A SUMMARY TERM SHEET DESCRIBING THE PRINCIPLE TERMS OF THE OFFER APPEARS ON
    PAGES 1 THROUGH 4. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE
                   DECIDING WHETHER TO EXCHANGE YOUR OPTIONS.

                               [FUTURELINK LOGO]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE OFFER...................................................    5
   1.  THE OFFER; NUMBER OF OPTIONS; EXPIRATION DATE........    5
   2.  PURPOSE OF THE OFFER.................................    6
   3.  PROCEDURES FOR TENDERING OPTIONS.....................    7
   4.  WITHDRAWAL RIGHTS....................................    7
   5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF
       NEW OPTIONS..........................................    8
   6.  CHOOSING NOT TO TENDER; ADDITIONAL OPTIONS...........    8
   7.  CONDITIONS OF THE OFFER..............................    9
   8.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS...   10
   9.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW
       OPTIONS..............................................   10
  10.  INFORMATION CONCERNING FUTURELINK....................   14
  11.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
       ARRANGEMENTS CONCERNING THE OPTIONS..................   14
  12.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER;
       ACCOUNTING CONSEQUENCES OF THE OFFER.................   16
  13.  LEGAL MATTERS; REGULATORY APPROVALS..................   16
  14.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.............   16
  15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT...........   17
  16.  FEES AND EXPENSES....................................   18
  17.  ADDITIONAL INFORMATION...............................   18
  18.  MISCELLANEOUS........................................   18

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

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange and the Letter of Transmittal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

- WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all employee stock options granted on or before January 31, 2001 that are outstanding under our Second Amended and Restated Stock Option Plan, or any lesser number of options that option holders properly tender in the Offer, for new options to be issued under our Second Amended and Restated Stock Option Plan. Options granted after January 31, 2001 may not be tendered and are not affected by the Offer. (Page 5)

- WHY ARE WE MAKING THE OFFER?

     Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making this Offer in order to provide our employee option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employee option holders and thereby align the interests of employees and stockholders in maximizing stockholder value. (Page 6)

- WHAT ARE THE CONDITIONS TO THE OFFER?

     The Offer is not conditioned upon a minimum threshold number of options being tendered by all eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the Offer. These events include a change in accounting principles, a lawsuit challenging the Offer, and a third-party tender offer for our common stock or an acquisition proposal for FutureLink. These and various other conditions are more fully described in Section 7. (Page 9)

- ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To receive a grant of new options pursuant to the Offer and under the Second Amended and Restated Stock Option Plan, you must be an employee of FutureLink or one of our subsidiaries from the date you tender your options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel and terminate the options accepted for exchange. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF FUTURELINK OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF FUTURELINK OR ANY OF OUR SUBSIDIARIES. (Page 12)

- WHAT HAPPENS IF A CHANGE IN CONTROL OF FUTURELINK OCCURS DURING THE PERIOD AFTER I HAVE TENDERED BUT BEFORE NEW OPTIONS HAVE BEEN GRANTED?

     While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of FutureLink and our stockholders. We reserve the right to terminate the Offer upon the incurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by

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

another person or entity or shall have been publicly disclosed. In the event the Offer is so terminated, the Additional Options will not be granted.

     If we are acquired during the period between the date of our acceptance of the options which are tendered and the date the new options are to be granted, the acquiror may not be obligated to honor our original intent to issue the new options and may choose not to do so. In that case, optionees who tender their options pursuant to this Offer would lose all of such options, including any options that would have vested prior to such transaction. (Pages 12-13)

- HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     We will grant you new options to purchase a number of shares of our common stock equal to the number of shares of common stock subject to the options you tender that we accept for exchange minus the number of shares subject to the old options that would have expired in accordance with their original terms during the period between their tender and the date the new options are issued. This means that for each option that you tender and we accept for exchange, you will receive one new option unless such tendered option would have expired in accordance with its original terms during the period between its tender and the date the new options are issued. All new options will be granted under our Second Amended and Restated Stock Option Plan and will be subject to the terms and conditions of the plan and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options. (Page 5)

- WHAT WILL HAPPEN TO THOSE OF MY TENDERED OPTIONS THAT WOULD HAVE EXPIRED BEFORE THE DATE THE NEW OPTIONS ARE GRANTED?

     The number of new options granted to you will be reduced by the number of your options which would have expired in accordance with their original terms during the period between the tender of such options and the date the new options are issued. (Page 5)

- IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY
  OPTIONS?

     You must tender all of the options granted to you on or before January 31, 2001 under the Second Amended and Restated Stock Option Plan. We are not accepting partial tenders. For example, if you hold an option to purchase 3,000 shares of common stock at an exercise price of $25.44 per share and an option to purchase 5,000 shares of common stock at an exercise price of $4.50 per share and these options were granted to you on or before January 31, 2001, you must tender all such options. (Page 5)

- WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel and terminate the options accepted for exchange. For example, if we cancel and terminate tendered options on March 14, 2001, the first business day following the scheduled Expiration Date, the grant date of the new options will be on or about September 17, 2001. (Page 5)

- WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date that is earlier than six months and one day following the date we cancel and terminate the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 16)

- WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

     "Repricing" existing options would result in variable accounting for such options, which would require us for financial reporting purposes to record additional compensation expense each quarter for increases in the prices of our common stock subject to outstanding repriced options until such repriced options are exercised, canceled or expire. (Page 16)

- IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     If we accept the options you tender in the Offer, we intend to defer until the grant date for your new options our potential grant to you of any other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (Page 8)

- WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will equal the fair market value of our common stock on the day that is the last trading day immediately prior to the date we grant the new options. This will be determined in accordance with the terms of the Second Amended and Restated Stock Option Plan. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING STOCKHOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WE CANCEL AND TERMINATE THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Page 11)

- WHEN WILL THE NEW OPTIONS VEST?

     The new options will have the same vesting schedule as the old options which are accepted in the Offer and canceled and terminated. This means that the number of new options to be fully vested and immediately exercisable on the date of grant will equal (a) the number of the options tendered for exchange and accepted which were already vested and would not have expired in accordance with their original terms before the date the new options are issued, plus (b) the number of options which would have vested, and would not have expired in accordance with their original terms, during the period between their tender and the date the new options are issued. (Pages 11-12)

- WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange your current options for new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. Option holders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the Offer. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the Offer. (Pages 16-17)

- WHAT HAPPENS IF I CHOOSE NOT TO TENDER MY OPTIONS OR IF I TENDER MY OPTIONS BUT THEY ARE NOT ACCEPTED FOR EXCHANGE?

     If you choose not to tender your options, then your options will remain outstanding and they will retain their current exercise price and current vesting schedule. In addition, if you do not tender your options, you will be entitled to receive a grant of additional options for the number of shares indicated on the cover memorandum sent to you with this Offer to Exchange. The additional options will be granted on the first business day following the expiration date of the Offer and will have an exercise price equal to the fair market value of our common stock on the day that is the last trading day immediately prior to the grant date as provided for in the Option Plan. If the Offer is terminated before its expiration date, then the additional options will not be granted. (Page 5)

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

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     You have until at least 5:00 P.M., Los Angeles Time, on Tuesday, March 13, 2001 to tender your options in the Offer. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a company-wide announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled Expiration Date. If we extend the Offer, we may delay the acceptance of any options that have been tendered. (Pages 17-18)

- HOW DO I TENDER MY OPTIONS?

     If you decide to tender your options, you must deliver, before the Offer expires, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal to FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630 (facsimile: (949) 672-3771),
Attention: Human Resources Department. (Page 7)

- DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before the Offer expires. Because we are not accepting partial tenders of options, you may only withdraw all of the options that you have tendered in the Offer. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the proper delivery procedures. (Pages 7-8)

- WHAT DOES OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

        Denise McLaughlin
        FutureLink Corp.
        2 South Pointe Drive,
        Lake Forest, California 92630
        (telephone: (949) 672-3000)

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

                                  INTRODUCTION

     FutureLink Corp. ("FutureLink") is offering to exchange all outstanding employee options to purchase shares of our common stock granted on or before January 31, 2001 under our Second Amended and Restated Stock Option Plan (the "Option Plan") for new options we will grant under the Option Plan. Options granted after January 31, 2001 may not be tendered in this Offer and are not affected by the Offer. We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (the "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal", which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). If you tender options for exchange, we will grant you, subject to the terms and conditions of the Offer, new options under the Option Plan and a new option agreement between us and you. All tendered options accepted by us pursuant to this Offer and not validly withdrawn will be canceled and terminated.

     If you wish to tender your options in the Offer, you must tender all of the options you have been granted on or before January 31, 2001 under the Option Plan. This Offer is not conditioned upon a minimum threshold number of options being tendered by all eligible option holders. This Offer is subject to conditions that we describe in Section 7 below.

     As of February 9, 2001, options to purchase 10,535,613 shares of our common stock were issued and outstanding under the Option Plan.

                                   THE OFFER

1. THE OFFER; NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer, we will exchange for new options to purchase common stock under the Option Plan all outstanding employee options under the Option Plan that have been granted on or before January 31, 2001 and are properly tendered and not validly withdrawn in accordance with Section 4 before the Expiration Date, as defined below. We will not accept from any single optionee partial tenders of eligible options. Therefore, you must tender all of the options granted to you on or before January 31, 2001 under the Option Plan to participate in the Offer. You may not tender options granted to you after January 31, 2001 and these options are not affected by the Offer.

     If your options are properly tendered and accepted for exchange, unless we terminate this Offer pursuant to the terms and conditions hereof, you will be entitled to receive, subject to the terms and conditions of the Offer, on or about the first business day that is at least six months and one day following the date we cancel and terminate the options, new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options, and reduced by the number of tendered options which would have expired in accordance with their original terms before the date the new options are granted. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. No new options will be granted to replace the old options which would have expired in accordance with their original terms before the date the new options are granted.

     IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF FUTURELINK OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF FUTURELINK OR ANY OF OUR SUBSIDIARIES. This means that if you die, quit with or without a good reason, or we terminate your employment with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

     IF FUTURELINK IS ACQUIRED DURING THE PERIOD BETWEEN THE DATE OF OUR ACCEPTANCE OF THE OPTIONS TENDERED AND THE DATE THE NEW OPTIONS ARE TO

BE GRANTED (THE "WAITING PERIOD"), THE ACQUIROR MAY NOT BE OBLIGATED TO HONOR FUTURELINK'S ORIGINAL INTENT TO ISSUE THE NEW OPTIONS AND IT MAY CHOOSE NOT TO DO SO. IN THAT CASE, OPTIONEES WHO TENDER THEIR OPTIONS IN THE OFFER WOULD LOSE ALL OF SUCH OPTIONS, INCLUDING ANY OPTIONS THAT WOULD HAVE VESTED DURING THE WAITING PERIOD.

     The term "Expiration Date" means 5:00 P.M., Los Angeles Time, on Tuesday, March 13, 2001, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer.

2. PURPOSE OF THE OFFER.

     We issued the options outstanding under the Option Plan to further the growth and development of FutureLink by providing, through ownership of stock in FutureLink, an incentive to officers, other key employees and others who are in a position to contribute materially to the prosperity of FutureLink, to increase such person's interest in FutureLink's welfare, to encourage them to continue their services to FutureLink and its subsidiaries and to attract individuals of outstanding ability to enter the employment or service of FutureLink or its subsidiaries.

     Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making this Offer in order to provide our employee option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employee option holders and thereby align the interests of employees and stockholders maximizing stockholder value.

     Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

          (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          (d) any change in our present Board of Directors or management, including, but not limited to, a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

          (e) any other material change in our corporate structure or business;

          (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

          (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

          (h) the suspension of our obligation to file reports pursuant to
     Section 15(d) of the Securities Exchange Act;

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

          (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

          (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE.

3. PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender all of your eligible options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630, Attention: Human Resources Department, (facsimile: (949) 672-3731), before the Expiration Date.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before the Expiration Date. In addition, unless we accept your tendered options for exchange before 5:00 P.M., Los Angeles Time, on March 13, 2001, you may withdraw your tendered options at any time after 5:00 P.M., Los Angeles Time, on April 9, 2001.

     To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of option shares to be withdrawn and the exercise price. Because we are not accepting partial tenders of an individual's options, you must withdraw all of the options you have been granted under the Option Plan on or before January 31, 2001. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

     You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this Offer and as promptly as reasonably practicable following the Expiration Date, we will accept for exchange and will cancel and terminate options properly tendered and not validly withdrawn before the Expiration Date. If your properly tendered options are accepted for exchange, canceled and terminated on March 14, 2001, the first business day following the scheduled Expiration Date of the Offer, you will be granted new options on or about September 17, 2001, which is the first business day that is at least six months and one day following the date we accept options for exchange.

     If we accept options you tender in the Offer, we intend to defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer.

     For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide email or press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and which have been canceled and terminated, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6. CHOOSING NOT TO TENDER; ADDITIONAL OPTIONS.

     If you choose not to tender your eligible options during the Offer, then all of your options will remain outstanding and will retain their current exercise price and current vesting schedule. In addition, if you do not tender your options, you will be entitled to receive a grant of additional options (the "Additional Options") for the number of shares indicated on the cover memorandum sent to you with this Offer to Exchange. The number of Additional Options you will be entitled to receive is based on your level of employment with FutureLink. If the Offer is terminated prior to the Expiration Date, then these Additional Options will not be granted.

     All Additional Options will be granted on the first business day following the Expiration Date of the Offer and will have an exercise price equal to the fair market value of our common stock on the first business day that is prior to the grant date of the options, as provided for in the Option Plan. The Additional Options will have an accelerated vesting schedule where they vest in three equal parts: one-third on the later of March 31, 2001 or the Expiration Date; one-third on March 31, 2002; and one-third on March 31, 2003. The Additional Options will be issued under the Option Plan and a new option agreement between us and the holder of the Additional Options. On the date the Additional Options are granted, we will deliver a new option agreement to each recipient option holder. After receipt of this option agreement, holders of Additional Options will be expected to execute and deliver it to us as soon as possible. A summary of the material terms of the Option Plan and the options granted under the Option Plan can be found in Section 9 below.

7. CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance, cancellation and termination of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the commencement date of the Offer and prior to the Expiration Date (1) any of the following events has occurred, or has been determined by us to have occurred, and, (2) in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of new options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of FutureLink or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or FutureLink or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

             (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

             (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

             (3) materially impair the contemplated benefits of the Offer to us;

             (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of FutureLink or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

          (c) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

          (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

          (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of FutureLink or our subsidiaries that, in our reasonable judgment, is or may be material to FutureLink or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the Offer to us.

     The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. If we terminate the Offer, then no Additional Options will be granted. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock is traded on the Nasdaq National Market under the symbol "FTRL." Our common stock began trading on the Nasdaq National Market on January 4, 2000. Before our listing on the Nasdaq National Market, our common stock traded on the OTC Bulletin Board under the trading symbol "FLNK" from 1998 through 1999 and under the trading symbol "CVNK" from 1995 to 1998. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as adjusted to reflect the one-for-one reverse stock split effected June 1, 1999:

                                                           HIGH        LOW
                                                         --------    --------
1999
  First Quarter........................................  $ 2.60      $ 1.45
  Second Quarter.......................................    8.69        1.35
  Third Quarter........................................    9.31        6.06
  Fourth Quarter.......................................   35.75        8.50

2000
  First Quarter........................................   35.88       17.31
  Second Quarter.......................................   21.50        5.50
  Third Quarter........................................    7.63        3.06
  Fourth Quarter.......................................    3.00         .5625

2001
  First Quarter (through February 9, 2001).............    1.56         .66

     As of February 9, 2001, the last trading day prior to the commencement of this Offer, the last reported closing sale price of our common stock, as reported by the Nasdaq National Market, was $.9375 per share and there were 68,104,791 shares outstanding.

     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. We will issue new options to purchase common stock under the Option Plan in exchange for outstanding options properly tendered and accepted for exchange by us. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel and terminate the options accepted for exchange. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options, minus the number of shares subject to the options that would have expired in accordance with their terms during the period between their tender and the date the new options are granted. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 9,679,163 shares of our common stock and the common stock issuable upon exercise of the new options will equal approximately 14.2% of the total shares of our common stock outstanding as of February 9, 2001.

     Terms of New Options. The new options will be issued under the Option Plan and a new option agreement between us and each option holder who has tendered options in the Offer. Except with respect to the exercise price and as otherwise specified in the Offer, we expect that the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. The date the new options are granted, we will deliver a new option agreement to each tendering option holder whose tendered options were accepted for exchange, canceled and terminated by us. After receipt of the new option agreement, option holders will be expected to execute and deliver to us their option agreement as soon as possible. The following description summarizes the material terms of the Option Plan and the options granted under the plan.

     General. The aggregate number of shares of our common stock which may be issued pursuant to the Option Plan shall not exceed twenty percent (20%) of the outstanding shares of common stock, calculated on a fully diluted basis, not including common stock underlying outstanding stock options, and including shares of common stock previously issued under the Option Plan. The Option Plan permits the granting of options intended to qualify as Incentive Stock Options ("ISO") under Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and non-qualified stock options ("NQSO") not specifically authorized or qualified for favorable income tax treatment by the Code.

     Administration. The Option Plan is administered by the Board of Directors or, in the discretion of the Board of Directors, a committee consisting of two or more outside non-employee directors (the "Plan Administrator") and provides the Plan Administrator with broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate. The Plan Administrator also selects the persons to whom options are granted.

     Term. The outstanding options that have been granted to our employees who own stock possessing more than 10% of the total combined voting power of all classes of our stock have terms of five years or less and all other outstanding option grants under the Option Plan have terms of ten years or less.

     Exercise Price. The exercise price of each option is determined by the Plan Administrator but may not be less than eighty-five percent (85%) of the fair market value of a share of our common stock on the date of grant; provided, however, that if the option is an ISO, the exercise price may not be less than one hundred percent (100%) of the fair market value of a share of our common stock on the date of grant. The exercise price of the new options to be granted pursuant to the Offer will equal the fair market value of our common stock on the day that is the last trading day immediately prior to the grant date determined in accordance with the Option Plan. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     Vesting and Exercise. The Plan Administrator determines at what time or times each option may be exercised and the period of time, if any, during which options may be exercised after retirement, death, disability or termination of employment of an option holder during which options may be exercised. The minimum vesting provision that may be imposed by the Plan Administrator for options granted under the Option Plan is twenty percent (20%) per year. The exercisability of options may be accelerated by the Plan Administrator.

     Unless otherwise provided by the Plan Administrator, each option granted under the Option Plan becomes exercisable as to one-third of the total number of shares of common stock covered thereby at any time after one year from the date of grant and an additional one-third of such total number of shares of common stock becomes exercisable at any time after the end of each consecutive one-year period thereafter.

     The new options will have the same vesting schedule as the old options which are accepted in the Offer. This means that if you tender previously vested options, or if you tender options that would have otherwise vested during the Waiting Period had they not been tendered, and would not have expired according to their original terms during the Waiting Period, all of these options will be re-issued as immediately exercisable new options. The rest of your new options will continue to vest according to the vesting schedule of your old options.

     Method of Exercising Options. The option holder may exercise the new options in accordance with the terms of the Option Plan and the option holder's option agreement by providing to us (1) a written notice identifying the option and stating the number of shares of common stock that the option holder desires to purchase and (2) payment in full of the option price per share for the shares of common stock then being acquired by cash or check payable to the order of FutureLink in full payment for the shares of common stock being purchased. We may also in our discretion provide for alternate means of exercise of the options.

     Prohibition Against Transfer. The options may not be transferred by the option holder other than by will or the laws of descent and distribution, and during the option holder's lifetime shall be exercisable only by the option holder.

     Termination of Employment. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF FUTURELINK OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. This means that if you die, quit with or without good reason, or we terminate your employment with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled and terminated. After the grant date of the new options, if the option holder ceases to be an employee of FutureLink for any reason other than disability or death, then the option holder shall have until the earlier of (1) the expiration date of such option, or (2) three months from the date of termination to exercise the options, in each case to the extent to which the option holder would otherwise have been entitled to exercise the option on or prior to the date of such termination. To the extent the option holder is not entitled to exercise the options prior to the date of the option holder's termination, such outstanding and unexercised option shall immediately lapse and the option holder shall have no further rights with respect to it, effective as of the date of termination of the option holder's employment.

     After the date of grant of the new options, if the option holder's employment with FutureLink is terminated due to disability or death, the options shall be exercisable until the earlier of (1) the expiration date of such option, or (2) one year from the date of such disability or death, in each case to the extent to which the option holder would otherwise be entitled to exercise the options on or prior to the date of such termination. To the extent the option holder is not entitled to exercise any portion of the options prior to the date of the option holder's termination due to disability or death, such unexercised portion of the options shall immediately lapse, effective as of the date of termination of the option holder's employment on account of disability or death.

     Effect of Change of Control. While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction would be proposed that our stockholders or our Board of Directors believes is in the best interest of FutureLink and our stockholders. We have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our best interest and our stockholders' best interest. This could include terminating the Offer and any obligation to grant the new options. If we were to terminate the Offer in connection with a change of control transaction, tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change of control transaction will not accelerate the grant date of the new options granted pursuant to the Offer.

IF FUTURELINK IS ACQUIRED DURING THE WAITING PERIOD, THE ACQUIROR MAY NOT BE OBLIGATED TO HONOR FUTURELINK'S ORIGINAL INTENT TO ISSUE THE NEW OPTIONS AND IT MAY CHOOSE NOT TO DO SO. IN THAT CASE, OPTIONEES WHO TENDER THEIR OPTIONS IN THE OFFER WOULD LOSE ALL OF THEIR OPTIONS, INCLUDING ANY OPTIONS THAT WOULD HAVE VESTED DURING THE WAITING PERIOD.

     Amendment of Option Plan. Under the terms of the Option Plan, we can amend the terms of the Option Plan. However, we cannot amend the Option Plan to adversely affect the rights of the holders of options granted under the Option Plan.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Option Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the Offer, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC.

     U.S. Federal Income Tax Consequences of Incentive and Non-Qualified Stock Options.

     Incentive Stock Options. The option holder will not recognize income upon grant of an ISO. In addition, the option holder should not recognize any income upon the exercise of the option unless the option holder is subject to the alternative minimum tax, described below. If the option holder holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the option holder will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon exercise.

     If the option holder disposes of ISO Shares prior to the expiration of either of the above required holding periods (a "disqualifying disposition"), the option holder will recognize ordinary income (reported on the employee's W-2 form) equal to the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price. Any additional gain will be long-term or short-term capital gain, depending upon whether or not the ISO Shares were held for more than one year following the date of exercise by the option holder. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions). As of the date hereof, long-term capital gain is taxed at a maximum federal income tax rate of 20% rather than the 39.6% maximum rate applicable to other income.

     Alternative Minimum Tax. Generally, the difference between the fair market value of stock purchased by exercise of an ISO (generally measured as of the date of exercise) and the amount paid for that stock upon exercise of the ISO is an adjustment to income for purposes of the alternative minimum tax. An alternative minimum tax adjustment applies unless a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO. As of the date hereof, the alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum tax income for alternative minimum taxable income up to $175,000 ($87,500 for a married taxpayer filing a separate return) and 28% thereafter. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, $33,750 for an unmarried taxpayer and $22,500 for a married taxpayer filing a joint return subject to reduction under certain circumstances). The alternative minimum tax will, however, be payable only to the extent that it exceeds an option holder's regular federal income tax for the year (computed without regard to certain credits and taxes).

     Nonqualified Stock Options. An option holder will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the option holder will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the option holder's purchase price. The included amount will be treated as ordinary income and reported on an employee's W-2 form, or in the case of a non-employee, on a 1099 form and will be subject to income tax and FICA withholding by FutureLink (either by payment in cash or withholding out of the option holder's salary) if the option holder is an employee. Upon the sale of the shares by the option holder, any subsequent appreciation or depreciation in the value of the shares will be treated as short term or long tern capital gain or loss depending upon whether or not the option holder held the shares for more than one year following exercise of the NQSO.

     U.S. Tax Treatment of Insiders. Option holders who are officers or directors of FutureLink subject to Section 16(b) of the Securities Exchange Act may be subject to special federal income tax treatment upon exercise of their options. In general, such option holders will be subject to tax with respect to income recognized upon exercise of their options upon the later to occur of (1) the date such income normally would be recognized under the principles described above, or (2) the expiration of the six-month forfeiture period under Section 16(b), unless such option holders make the election under Section 83(b) of the Code to be taxed as of the date specified in (1) above. The amount of income will be measured by reference to the value of the shares acquired upon exercise as of the applicable date. Option holders subject to this special treatment should consult their own tax advisors for further information.

     Tax Laws in Other Countries Differ from Those in the United States. In certain countries, options under the Option Plan may be taxable at the time the options are granted or when the options vest. In certain jurisdictions, options may also be taxable when they are exercised and the sale of the underlying shares may be subject to various taxes.

     Our statements in this Offer concerning the Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Option Plan. The Option Plan was filed with the SEC on August 24, 1998 as
Exhibit 10.1.29 to FutureLink's Registration Statement on Form SB-2. The First Amendment to the Option Plan was filed with the SEC on February 11, 2000 as
Exhibit 10.2 to FutureLink's Registration Statement on Form SB-2, and the Second Amendment to the Option Plan was filed with the SEC on June 13, 2000 as Exhibit C to FutureLink's Definitive Proxy Statement. See Section 17 for a discussion of how to obtain copies of the Option Plan and the Amendments.

10. INFORMATION CONCERNING FUTURELINK.

     We provide professional computing services and are an application service provider, or ASP. Our services enable software applications to be deployed, managed, supported and upgraded from centrally located data centers, rather than on individual desktop computers. Our professional computing services include server-based computing services, which involve installing and integrating software applications on our customers' servers, remote monitoring of Citrix servers located at our customers' facilities, maintenance of our customers' computing systems, technical support, training, technical staffing, video conferencing and other related services. For our ASP customers, we host applications on our servers at our data centers, rent computing services to our customers for a monthly fee, and perform remote management and maintenance of our customers' servers from our network operations centers. Our ASP customers connect to our facilities over the Internet, through a dedicated telecommunications line or by wireless connection.

     The address of our principal executive office is 2 South Pointe Drive, Lake Forest, California 92630. Our common stock is listed on the Nasdaq National Market under the symbol "FTRL".

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     As of February 9, 2001, our executive officers and non-employee directors as a group beneficially owned options outstanding under the Option Plan to purchase a total of 4,571,381 shares of our common stock, which represented approximately 43.39% of the shares subject to all options outstanding under the Option Plan as of that date.

     The following table sets forth our directors and executive officers and the beneficial ownership of each of our directors and executive of options outstanding under the Option Plan as of February 9, 2001:

                                                                                  TOTAL     EXERCISE
NAME                          POSITION AND OFFICES HELD         GRANT DATE       SHARES     PRICE/US
----                          -------------------------     ------------------  ---------   --------
Philip R. Ladouceur.....    Executive Chairman and a        June 29, 1998         100,000    $ 3.80
                            Director                        April 30, 1999        700,000    $ 3.15
                                                            August 30, 1999       600,000    $ 7.56
                                                            May 23, 2000           25,000    $ 6.75
                                                            December 18, 2000      50,000    $ 1.49
Howard E. Taylor........    President and Chief Executive   December 4, 2000      500,000    $ 0.81
                            Officer
Richard M. White........    Executive Vice President and    December 2, 1999       25,000    $ 8.50
                            Chief Financial Officer         December 2, 1999       35,000    $22.69
                                                            May 8, 2000            20,000    $11.25
                                                            May 23, 2000           10,000    $ 6.75
                                                            August 31, 2000        20,000    $ 5.19
                                                            December 18, 2000       9,000    $ 1.49
                                                            December 20, 2000     200,000    $ 0.94
                                                            February 9, 2001        4,500    $ 1.00
William R. Botti........    Senior Vice President,          November 5, 1999       95,000    $14.69
                            Professional Services West      May 8, 2000            55,000    $11.25
                                                            December 18, 2000      13,725    $ 1.49
                                                            December 20, 2000      75,000    $ 0.94
Ira Silverman...........    Senior Vice President,          February 29, 2000      15,000    $25.44
                            Professional Services West      December 20, 2000      75,000    $ 0.94
                                                            February 9, 2001        7,500    $ 1.00
Roger J. Gallego........    Senior Vice President,          May 14, 1999          250,000    $ 5.00
                            Strategy
                            and Corporate Development       May 23, 2000           12,000    $ 6.75
                                                            December 18, 2000      10,430    $ 1.49
                                                            December 20, 2000      50,000    $ 0.94
Dorothy C. Farris.......    Senior Vice President,          July 31, 2000         100,000    $ 3.75
                            Marketing
                            and Channel Sales               December 18, 2000       4,348    $ 1.49
                                                            December 20, 2000      75,000    $ 0.94
James A. Smith, Jr......    Senior Vice President,          December 23, 1999      25,000    $ 8.50
                            Operations
                                                            December 23, 1999      75,000    $23.13
                                                            May 23, 2000           20,000    $ 6.75
                                                            August 31, 2000        10,000    $ 5.19
                                                            December 18, 2000       9,828    $ 1.49
                                                            December 20, 2000      50,000    $ 0.94
Ross D. Vincenti........    Senior Vice President, General  September 30, 2000    200,000    $ 3.06
                            Counsel and Secretary           December 20, 2000      75,000    $ 0.94
Yuri M. Pasea...........    President and Managing          May 31, 2000           50,000    $ 6.38
                            Director
                            (Europe)                        December 20, 2000      75,000    $ 0.94
David Fung..............    President and Chief Executive   June 30, 2000          50,000    $ 7.31
                            Officer (Canada)                December 16, 2000       8,100    $ 1.49
                                                            December 20, 2000      75,000    $ 0.94
                                                            February 9, 2001       11,950    $ 1.00
Glen C. Holmes..........    Director                        May 14, 1999          100,000    $ 5.00
F. Bryson Farrill.......    Director                        June 29, 1998          50,000    $ 3.80
                                                            April 30, 1999         50,000    $ 3.15
Michael S. Falk.........    Director                        April 30, 1999        100,000    $ 3.15
Timothy P. Flynn........    Director                        May 14, 1999          100,000    $ 5.00
Gerald A. Poch..........    Director                        October 15, 1999      100,000    $ 8.97
James P. McNiel.........    Director                        October 15, 1999      100,000    $ 8.97
Marshall S. Geller......    Director                        December 1, 2000      100,000    $ 0.84

     The address of each director and executive officer is: c/o FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by FutureLink or, to our knowledge, by any executive officer, director, affiliate or subsidiary of FutureLink.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price.

     However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised or canceled or expire. Furthermore, if we were to cancel a stock option and had issued another option with an exercise price that is lower than the exercise price of the canceled option within the shorter of (1) the six-month period immediately prior to the date on which the option was canceled or (2) the period from the date of grant of the canceled option to the date on which the option was canceled, the cancellation and exchange would be deemed a repricing that results in variable accounting. Further, any option grant to an optionee accruing at a lower exercise price within six months following the cancellation of such optionee's option results in variable accounting. The cancellation of an existing option and the issuance of another option within this time period will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

     We believe that we can accomplish our goals of providing option holders the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

     - we will not grant any new options to tendering option holders until a day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

     - the exercise price of all new options will be at the fair market value of our common stock on the future date we grant the new options.

13. LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

14. MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in this Offer.

     We believe that the exchange of tendered options for the commitment to grant new options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

     As the value of neither the tendered options nor the commitment to grant the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under U.S. tax laws. Therefore, we believe the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for federal tax purposes at the time of the exchange.

     We also believe that the exchange of tendered options for new options should be treated as a non-taxable exchange. Administrative and judicial interpretations of Section 83 of the Code indicate that the substitution of one option without a readily ascertainable fair market value for another option is a non-taxable event. As neither the value of the tendered options nor the value of the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event. Therefore, we believe the option holders who exchange outstanding options for new options should not be required to recognize income for federal tax purposes at the time of the exchange.

     We also believe that the grant of new options should not be recognized as taxable income. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event.

     Therefore, we believe at the date of grant of the new options, the option holders should not be required to recognize additional income for U.S. federal tax purposes. Option holders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the Offer.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance, cancellation and termination of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance, cancellation or termination of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 A.M., Los Angeles Time, on the next business day after the last previously scheduled or announced Expiration Date. Any company-wide announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Any company-wide announcement most likely would be made by e-mail.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the

Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16. FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

17. ADDITIONAL INFORMATION.

     With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

     We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our amended annual report on Form 10-KSB/A for the fiscal year ended December 31, 1999 and our quarterly report on Form 10-QSB for the fiscal period ended September 30, 2000, can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained (1) at no charge from our Web site at http:www.futurelink.net or (2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including FutureLink, that file electronically with the SEC.

18. MISCELLANEOUS.

     This Offer to Exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "anticipates," "believes," "intends", "could", "should" and "estimates" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in the remainder of 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

     - our ability to generate sufficient revenue from our operations or raise the additional operating capital we need to continue to operate our business;

     - our ability to attract and retain qualified personnel;

     - the uncertainty in the development of the ASP market;

     - our ability to benefit from and compete in the ASP market when, and if, it develops;

     - fluctuations in the capital expenditure or other budgets of our clients as a result of changes in the general economy;

     - our ability to keep pace with technological changes affecting out business;

     - our reliance on customer referrals from software application and technology integrators;

     - our ability to continue to obtain licenses from third parties to the software applications we provide to our customers; and

     - our ability to manage our growth, quickly respond to changes in our marketplace and meet client expectations.

     For further information about these and other risks, uncertainties and factors, please review the disclosure included under the captions "Item 1. Description of Business -- Additional Factors that May Affect Future Results" in our amended annual report on Form 10-KSB/A for the fiscal year ended December 31, 1999 and "Item 2. Management's Discussion and Analysis or Plan of
Operations -- Factors that May Affect Future Results" in our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2000. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offer to Exchange.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               [FUTURELINK LOGO]

                               February 12, 2001

              OFFER TO EXCHANGE OPTIONS UNDER THE FUTURELINK CORP.
                 SECOND AMENDED AND RESTATED STOCK OPTION PLAN

     If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630 (facsimile: (949) 672-3731),
Attention: Human Resources Department.

     Any questions, requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to Denise McLaughlin, FutureLink Corp., 2 South Pointe Drive, Lake Forest, California 92630 (telephone (949) 672-3000).

                               FEBRUARY 12, 2001